Exhibit 99.1

The table below specifies the date of transaction, the number of shares acquired, the weighted-average purchase price and the range of price per share of Common Stock of Republic Services, Inc. purchased by Cascade Investment, L.L.C. (“Cascade”) during the time specified.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange or through Electronic Communication Networks.

Date of Transaction	Number of Shares of Common Stock Acquired	Weighted-Average Price Paid Per Share ($)	Range of Price Paid Per Share ($)
5/15/2012	209,346	25.5501	25.4825	–	25.65
5/16/2012	744,162	25.9510	25.875	–	26.01
5/17/2012	457,670	25.9151	25.805	–	26.00
5/18/2012	1,397,649	25.9860	25.905	–	26.15
5/21/2012	492,489	26.2225	25.06	–	26.40
5/22/2012	335,709	26.5469	26.355	–	26.61
5/23/2012	178,785	26.5008	26.35	–	26.65
5/24/2012	24,000	26.7918	26.73	–	26.80